Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Crestwood Midstream Partners LP
We consent to the incorporation by reference in Registration Statement No. 333-161680 on Form S-3 and Registration Statement Nos. 333-145326 and 333-162928 on Form S-8 of our report dated March 15, 2010 (January 14, 2011 as to the effects of the transaction between entities under common control discussed in Note 1) relating to the consolidated financial statements of Crestwood Midstream Partners LP and subsidiaries (formerly Quicksilver Gas Services LP) for the year ended December 31, 2009, appearing in this Current Report on Form 8-K.
/s/ Deloitte & Touche LLP
Fort Worth, Texas
January 14, 2011